EXHIBIT 10.34

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”), effective as of February 12, 2003 (the “Effective Date”), is made by and between Sunesis Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 341 Oyster Point Boulevard, South San Francisco, CA 94080 (“Sunesis”), and Merck & Co., Inc., a New Jersey corporation, having a principal place of business at One Merck Drive, Whitehouse Station, NJ 08889-0100 (‘“Merck”).  Sunesis and Merck are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.                                   Sunesis has developed proprietary technology and know-how for the discovery and optimization of small molecules that bind to enzyme targets and protein-protein interfaces;

B.                                     Merck is a leader in the research and development of pharmaceutical products;

C.                                     Sunesis and Merck wish to collaborate to discover and develop small molecules that modulate a certain Target (as defined below), with the goal of delivering compounds with desired activity and selectivity; and

D.                                    Merck wishes to acquire an exclusive license under the Collaboration Technology and Sunesis Prior Aspartyl Protease Patents to develop and commercialize Development Candidates in the Field (each, as defined below), as well as certain other rights to the results of the collaboration, and Sunesis wishes to grant to Merck such license, all on the terms and conditions herein.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1                                 “Active Program” shall mean a program for the discovery, and/or the preclinical, clinical and/or commercial development, of a Product directed to a Target.

1.2                                 “Affiliate” shall mean (i) any corporation or other business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Sunesis; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Sunesis; or (iii) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii), in each case, for so long as such corporation or business entity meets the requirements in (i), (ii) or (iii) above.

1.3                                 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4                                 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5                                 “Collaboration Compound” shall mean any chemical entity that is a protein, small molecule, or other compound that is synthesized by the Parties pursuant to work conducted under the Research Program and during the Research Term and Derivatives (as defined below) synthesized by a Party or its Affiliates on behalf of a Party prior to the third (3rd) anniversary of the end of the Research Term, and shall include any Merck-Derived Compound or Sunesis-Derived Compound, as the case may be.

1.5.1                        “Merck-Derived Compound” shall mean any Collaboration Compound that is first synthesized during the Research Term solely by Merck or jointly by Merck and Sunesis (the former shall be termed a “Sole Merck-Derived Compound” and the latter shall be termed a “Jointly-Derived Compound”).  Sole Merck-Derived Compounds shall also include any Derivative of a Collaboration Compound, which Derivative is first synthesized solely by Merck or its Affiliates on behalf of Merck up to the third (3rd) anniversary of the end of the Research Term.

1.5.2                        “Sunesis-Derived Compound” shall mean any Collaboration Compound that is first synthesized solely by Sunesis during the Research Term.  This term shall also include any Derivative of a Collaboration Compound, which Derivative is first synthesized solely by Sunesis or its Affiliates up to the third (3rd) anniversary of the end of the Research Term.

For purposes of this Section 1.5, “Derivative” shall mean any chemical entity, the chemical structure of which was derived on the basis of structure-activity relationship (“SAR”) data obtained with a Collaboration Compound or a series of Collaboration Compounds.

1.6                                 “Collaboration Technology” shall mean all Research Patents and Research Know-How.

1.6.1                        “Research Patents” shall mean all Merck Research Patents, Sunesis Research Patents and Joint Research Patents.

(a)                                  “Merck Research Patents” shall mean all patents, patent applications and invention disclosures the subject of which is an invention made: (i) solely by Merck personnel in the course of performing the Research Program; or (ii) solely by Merck personnel during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds for use in the Field; as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, and other governmental actions which extend any of the patent applications or patents in (i) or (ii) above, and all foreign counterparts to any of the foregoing.

(b)                                 “Sunesis Research Patents” shall mean all patents, patent applications and invention disclosures the subject of which is an invention made: (i) solely by Sunesis personnel in the course of performing the Research Program; or (ii) solely by Sunesis personnel during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds for use in the Field; as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, and other governmental actions which extend any of the patent applications or patents in (i) or (ii) above, and all foreign counterparts to any of the foregoing.

(c)                                  “Joint Research Patents” shall mean all patents, patent applications and invention disclosures the subject of which is an invention made: (i) jointly by personnel of Merck and Sunesis in the course of performing the Research Program; or (ii) jointly by Merck and Sunesis during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds for use in the Field; as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, and other governmental actions which extend any of the patent applications or patents in (i) or (ii) above, and all foreign counterparts to any of the foregoing.

1.6.2                        “Research Know-How” shall mean all Merck Research Know-How, Sunesis Research Know-How, and Joint Research Know-How.

(a)                                  “Merck Research Know-How” shall mean any information or material, including, but not limited to, discoveries, processes, methods, protocols, formulas, data, non- patented inventions, know-how, and trade secrets of Merck, made or developed: (i) solely by Merck personnel in the course of performing the Research Program; or (ii) solely by or under authority of Merck personnel during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds for use in the Field.

(b)                                 “Sunesis Research Know-How” shall mean any information or material, including, but not limited to, discoveries, processes, methods, protocols, formulas, data, non-patented inventions, know-how, and trade secrets of Sunesis, made or developed: (i) solely by Sunesis personnel in the course of performing the Research Program; or (ii) solely by or under authority of Sunesis personnel during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds for use in the Field.

(c)                                  “Joint Research Know-How” shall mean any information or material, including, but not limited to, discoveries, processes, methods, protocols, formulas, data, non-patented inventions, know-how, and trade secrets of Merck, made or developed: (i) jointly by personnel of Sunesis and Merck in the course of performing the Research Program; or (ii) jointly by or under authority of Sunesis and Merck personnel during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds for use in the Field.

Notwithstanding Section 1.6.1 and 1.6.2 above, the Collaboration Technology, Research Patents and Research Know-How shall not include any Sunesis Core Technology.

1.7                                 “Combination Product” shall mean (i) a Product which includes one or more active ingredients other than Licensed Compound in addition to Licensed Compound; or (ii) a Sunesis Product which includes one or more active ingredients other than (a) a Collaboration Compound in addition to a Collaboration Compound, or (b) a compound other than a Collaboration Compound where the manufacture, sale or use of the product is covered by a Valid Claim within the Research Patents in addition to a compound other than a Collaboration Compound where the manufacture, sale or use of the product is covered by a Valid Claim within the Research Patents.  All references to Product or Sunesis Product in this Agreement shall be deemed to include Combination Product.

1.8                                 “Criteria” shall mean the Lead Compound Criteria and Development Candidate Criteria (as defined below).

1.8.1                        “Lead Compound Criteria” shall mean (i) those criteria set forth in Exhibit 1.8.1 hereto, and/or (ii)such other criteria that are approved by the JRC and agreed in writing by the Parties, which are required to be demonstrated from the testing of a compound in order for such compound to be deemed a Lead Compound.

1.8.2                        “Development Candidate Criteria” shall mean (i) those criteria set forth in Exhibit 1.8.2 hereto, and/or (ii) such other criteria that are approved by the JRC and agreed in writing by the Parties, which are required to be demonstrated from the testing of a Lead Compound and/or other compound in order for such Lead Compound and/or other compound to be deemed a Development Candidate.

1.9                                 “Development Candidate” shall mean any Collaboration Compound that is approved by Merck in its sole discretion as a Development Candidate in accordance with Section 2.7.

1.10                           “Exclusivity Period” shall mean the period from the Effective Date until the first anniversary of the end of the Research Term.

1.11                           “Field” shall mean the research, development and commercialization of Collaboration Compounds for any or all therapeutic indications of small molecule modulators of the Target.

1.12                           “FTE” shall mean the equivalent of a full-time scientist’s work time over a twelve month period (including normal vacations, sick days and holidays).  In the case of less than a full-time scientist, the portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of days during any twelve-month period devoted by such scientist to the Research Program by the total number of working days of a full-time scientist during such twelve-month period.

1.13                           “IND-Enabling GLP Safety Assessment Studies” shall mean genotoxicity, acute toxicology, and sub-chronic toxicology studies using “Good Laboratory Practices” for obtaining approval from a Regulatory Agency to administer the Product to a human.

1.14                           “Lead Compound” shall mean any Collaboration Compound that is approved by Merck in its sole discretion as a Lead Compound in accordance with Section 2.7.

1.15                           “Licensed Compound” shall mean each (i) Development Candidate, (ii) Merck-Derived Compound, and (iii) other compound, each of which the manufacture, sale or use of which is covered by a Research Patent.

1.16                           “Major Territories” shall mean any of France, Germany, Italy, Japan or the United Kingdom.

1.17                           “NDA” or “MAA” shall mean a New Drug Application (or its equivalent), as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding or similar application or submission for Regulatory Approval of a Product or Sunesis Product filed with a Regulatory Authority to obtain marketing approval in that country or in that group of countries.

1.18                           “Net Sales” shall mean the invoice price of Products or Sunesis Products sold by a Party, its Affiliates, or Sublicensees to the first Third Party, after deducting, if not previously deducted, from the amount invoiced or received:

(a)                                  a fixed amount equal to five percent (5%) of the amount invoiced to cover bad debt, sales or excise taxes, early payment discounts, transportation and insurance, custom duties, and other governmental charges;

(b)                                 sales commissions paid to Third Party distributors and/or selling agents (excluding sales commissions paid for sales made in the United States, Australia, Japan, and the countries of the European Union);

(c)                                  trade and quantity discounts other than early pay cash discounts;

(d)                                 rejections, returns, rebates, chargebacks and other allowances or credits; and

(e)                                  retroactive price reductions that are actually allowed or granted.

Sales among a Party, its Affiliates and their respective Sublicensees for resale shall be excluded from the computation of Net Sales, to the extent that (i) the subsequent resale is included within Net Sales, or (ii) such sales relate to products that are transferred or otherwise disposed of as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purposes).

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the invoice price of Product(s) or Sunesis Products containing the same strength of Compound sold without other active ingredients.  In the event that Product or Sunesis Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of (i) Licensed Compound in the case of a Product, or (ii) Collaboration Compound or a compound other than a Collaboration Compound where the manufacture, sale or use of the product is covered by a Valid Claim within the Research Patents in the case of a Sunesis Product, and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product.  Inventory cost shall be determined in accordance with the Party’s regular accounting methods, consistently applied.  The deductions set forth in paragraphs (a) through (e) above will be applied in calculating Net Sales for a Combination Product.  In the event that Product or Sunesis Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of the Product or Sunesis Product relative to the other active ingredients in the Combination Product, the Parties shall negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products.

1.19                           “Phase I” shall mean human clinical trials, the principal purpose of which is preliminary evaluation of safety and/or pharmacokinetic effect of a Product or Sunesis Product in human subjects or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a).

1.20                           “Phase II” shall mean human clinical trials conducted on a limited number of patients for the purpose of preliminary evaluation of the effectiveness of a Product or Sunesis Product for a particular indication or indications in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(b).

1.21                           “Phase III” shall mean pivotal human clinical trials the results of which could be used to establish safety and efficacy of a Product or Sunesis Product as a basis for Regulatory Approval or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(c).

1.22                           “Product” shall mean any preparation in final form for sale by prescription, over-the-counter or any other method for any and all uses, which contains a Licensed Compound, including without limitation any Combination Product.

1.23                           “Regulatory Agency” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.24                           “Regulatory Approval” shall mean shall mean any approval (including without limitation all applicable pricing and governmental reimbursement approvals) from the relevant Regulatory Agency necessary for the marketing and sale of a Product in the applicable country.

1.25                           “Research Program” shall mean the activities undertaken by the Parties as set forth in Article 2 and in the Research Plan.

1.26                           “Research Term” shall mean the period commencing on the Effective Date and ending on the later of (i) the third anniversary of the Effective Date, or (ii) if extended in accordance with Section 2.4 below, the end of such extension period; provided that, the Research Term shall in all events terminate upon an earlier termination of the Agreement in accordance with Article 12 below.

1.27                           “Sublicensee” shall mean, with respect to a particular Product or Sunesis Product, a Third Party to whom a Party has granted a right to make and sell or sell such Product or Sunesis Product, but shall not include distributors.

1.28                           “Sunesis Core Technology” shall mean all patents, patent applications, invention disclosures, information, materials and other subject matter made or controlled by Sunesis, and improvements thereof, relating to (w) the use of novel protein engineering techniques and compositions and their application in drug discovery, (x) target-directed fragment discovery and maturation to produce drug leads, including monophore libraries for such purposes, (y) covalent tethering and techniques related thereto (e.g. NMR, X-ray, mass spec. AUC, Biacore) and its use to discover fragments and test binding hypotheses of fragments and leads, or (z) dynamic and other combinatorial chemistries related to proteins, the subject of which is an invention made: (i) solely by Sunesis prior to the Effective Date or in the course of performing the Research Program; or (ii) by employees of Merck or its Affiliates on Merck’s behalf during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds for use in the Field; provided, in the case of (ii) that such item was made using or derived from Sunesis Core Technology.  Sunesis Core Technology shall also include any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protections certificates, and other governmental actions which extend any of the patent applications or patents in (i) or (ii) above, and all foreign counterparts to any of the foregoing.

1.29                           “Sunesis Know-How” shall mean all information and materials, including, but not limited to, discoveries, processes, methods, protocols, formulas, data, non-patented inventions, know-how, and trade secrets of Sunesis, not included in the Sunesis Prior Aspartyl Protease Patents or the Sunesis Core Technology, that are controlled by Sunesis prior to the Effective Date or during the term of the Research Program but outside its scope, which are disclosed to Merck in connection with the Research Program and are reasonably necessary for the conduct of Merck’s activities under the Research Program or to develop, make, or otherwise exploit Development Candidates and Merck-Derived Compounds.  Sunesis Know-How shall not include patents rights therein.

1.30                           “Sunesis Prior Aspartyl Protease Patents” shall mean all patents and patent applications controlled by Sunesis as of the Effective Date that claim small molecule inhibitors of Aspartyl Proteases, as described in Exhibit 1.30 hereto, together with any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, and other governmental actions which extend any of the patent applications or patents listed in Exhibit 1.30, and any all foreign counterparts of any of the foregoing.

1.31                           “Target” shall mean beta-site APP-cleaving enzyme (“BACE”).  Notwithstanding the foregoing, if a Substitute Target is established in accordance with Section 2.6 below, then Target shall mean such Substitute Target, and in such event BACE may or may not continue to be a Target, as provided in Section 2.6.  For such purposes, “BACE” shall have the meaning defined in Exhibit 1.31.

1.32                           “Territory” shall mean all of the countries of the world.

1.33                           “Third Party” shall mean any person or entity other than Sunesis, Merck, and their Affiliates.

1.34                           “Valid Claim” shall mean a claim of an issued and unexpired patent within the Collaboration Technology, the Sunesis Prior Aspartyl Protease Patents or the Sunesis Core Technology, which has not been revoked or held unenforceable, invalid or unpatentable by a court or other government body having competent jurisdiction in a decision from which no appeal can or has been taken, and which has not been rendered unenforceable through disclaimer.

1.35                           Additional Terms.  In addition to the foregoing, the following terms shall have the meaning defined in the corresponding Section below:

Term	Section Defined
“Abandoned Compound”	2.6.3(b) and 7.3.1
“Abandoned Target”	2.6.3(b) and 7.3.1
“BACE”	1.31
“Change of Control”	14.3
“Derivative”	1.5
“Executive Committee”	3.2
“First Commercial Sale”	6.1
“Inflation Index”	5.1.1(c)
“Initial Notice”	7.4
“Jointly-Derived Compound”	1.5.1
“Joint Patent Committee”	8.2.2
“Joint Patent Counsel”	8.2.2
“JRC” or ”Joint Research Committee”	3.1
“MedChem Portion”	2.6.1
“Research Plan”	2.2
“Sole Merck-Derived Compound”	1.5.1
“Substitute Target”	2.6.1
“Sunesis Compounds”	12.5.3
“Sunesis Product”	5.5.1
“Sunesis Targets”	12.5.3
“Tethering Portion”	2.6.1

ARTICLE 2
RESEARCH PROGRAM

2.1                                 General; Conduct of Research.  Sunesis and Merck shall engage in the Research Program upon the terms and conditions set forth herein.  Sunesis and Merck shall each conduct the Research Program in a scientific manner in accordance with the standards used in the pharmaceutical industry for drug discovery and development, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable standard laboratory practices as used in the pharmaceutical industry to attempt to achieve their objectives efficiently and expeditiously.  Sunesis and Merck each shall proceed diligently with the work set out in the Research Program by using their good faith efforts.  Sunesis agrees to dedicate to the Research Program the number of Sunesis FTE’s specified in the Research Plan and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Exhibit 2.2; provided however, Sunesis shall not be obligated to incur costs in performing its activities under the Research Program in excess of the amounts funded by Merck under Section 5.1 below.

2.2                                 Research Plan.  The Parties will conduct the Research Program in the Field in accordance with a written plan approved by the JRC (the “Research Plan”).  The Research Plan shall establish: (i) the scope of the research activities which will be performed; (ii) the research objectives, work plan activities and schedules with respect to the Research Program; and (iii) the respective obligations of the Parties with respect to the Research Program.  The Research Plan shall be reviewed on an ongoing basis and may be amended in writing by approval of the JRC from time to time as it deems necessary or appropriate.  The initial Research Plan is attached hereto as Exhibit 2.2.

2.3                                 Disclosure.  During the Research Term, each Party shall keep the other Party informed of its progress and material results in performing the Research Program.  In this regard, each Party shall provide the JRC with data and information pertaining to all Collaboration Compounds identified by such Party, including the chemical structures of such Collaboration Compounds and structure-activity data with respect thereto, and such other information as the Parties agree in writing.

2.4                                 Term of Research Program.  The Research Program shall continue for an initial period of three (3) years after the Effective Date.  Merck may extend the Research Term for one additional one (1) year period at a level of research funding to be determined by the JRC and by providing Sunesis written notice at least three (3) months before the end of the initial three-year Research Term.  In addition, Merck shall have the right to terminate the Research Program and this Agreement on the twenty-first (21) month anniversary of the Effective Date, by providing Sunesis written notice at least three (3) months in advance, as specified in Section 12.4.

2.5                                 Exclusivity.  Unless otherwise agreed by the Parties, during the Exclusivity Period, neither Sunesis nor Merck shall knowingly collaborate or otherwise cooperate with a Third Party or perform screening or other research for its own account outside the Research Program for the purpose of identifying compounds based upon their activity in directly modulating the activity of the Target.  During the one-year period immediately following the Research Term, the Parties shall, after the filing of patent applications, disclose to the other Party Research Patents arising from the Research Program and shall assign a joint ownership interest in and to such Research Patents to the other Party in accordance with the terms of Section 8.1.1.  The Parties agree that nothing in this Agreement and particularly in this Section 2.5 shall in any way limit Merck from acquiring, from a party other than Sunesis, a compound which is a modulator of the Target and which is approved by Merck as a development candidate which satisfies the Development Candidate Criteria and that no milestones nor royalties shall be owed to Sunesis with regard to such compound, unless such compound is covered by Collaboration Technology (including without limitation Research Patent or Research Know-How) and/or a Sunesis Prior Aspartyl Protease Patent.

2.6                                 Substitution of the Target under the Research Program.

2.6.1                        Merck Election to Substitute a Target for the Target BACE.  Beginning [**] ([*]) months after the Effective Date (or such earlier time as the JRC approves and is agreed in writing by the Parties), Merck may elect, in its sole discretion, to make a one-time substitution of another target for the Target BACE under the MedChem Portion and/or the Tethering Portion of the Research Program (and terminate the MedChem Portion and/or the Tethering Portion of the Research Program with respect to the Target BACE), as provided in this Section 2.6.1.  Promptly following Merck’s notice to Sunesis of such election, the JRC shall evaluate the potential alternative targets to substitute for the Target BACE, and the outline of a research plan for such alternate, and shall recommend to the Parties a proposed substitute for the Target BACE.  Upon agreement of the Parties, such target shall be deemed the “Substitute Target” and shall be substituted for the Target BACE under the MedChem Portion and/or the Tethering Portion of the Research Program, as applicable, on the same terms and conditions of this Agreement, and the MedChem Portion and/or the Tethering Portion of the Research Program with respect to the Target BACE, as applicable, shall be terminated (subject to Section 5.1.1(a)(except for the number of Sunesis FTEs) and (b) below).  Sunesis may condition its approval of a target as a Substitute Target on mutual agreement of the Parties regarding the appropriate number of Sunesis FTEs to be utilized for the Substitute Target.  As used herein, the “MedChem Portion” shall mean those activities conducted by Sunesis under the Research Program directed to the use of medicinal chemistry to design, synthesize and characterize biologically active molecules based on those compounds being optimized by Sunesis as of the Effective Date and disclosed under the Sunesis Prior Aspartyl Protease Patents; and the “Tethering Portion” shall mean those activities conducted by Sunesis under the Research Program directed to the use of Sunesis Core Technology commencing on the Effective Date to discover and advance novel compounds.

2.6.2                        Establishment of Criteria; Extension of Research Term.  Promptly following such designation of a Substitute Target, the JRC shall establish the Criteria for a Collaboration Compound to be deemed a Lead Compound or Development Candidate for such Target; and the Parties shall determine whether to extend the Research Program with respect to such Target beyond the initial Research Term, it being understood that, subject to Section 2.4 above, the Research Term shall be so extended only as the Parties mutually agree in writing.

2.6.3                        Target BACE.

(a)                                  If, at the time the Substitute Target is established under Section 2.6.1 above, Merck continues to fund at least one Sunesis FTE to conduct activities under either the

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

MedChem Portion or Tethering Portion of the Research Program with respect to BACE, or Merck has an Active Program with respect to BACE, then BACE shall continue to be a Target, and all rights and obligations of the Parties hereunder (other than with respect to that portion of the Research Program that was terminated under Section 2.6.1) shall continue in full force and effect with respect to such Target.

(b)                                 If, at the time the Substitute Target is established under Section 2.6.1 above, both the MedChem Portion and Tethering Portion of the Research Program have been terminated by Merck with respect to BACE, and Merck does not have an Active Program with respect to BACE, then BACE shall be deemed an “Abandoned Target” and all Collaboration Compounds (other than Merck-Derived Compounds) that modulate the activity of BACE shall be deemed “Abandoned Compounds” for purposes of this Agreement and the provisions of Section 7.3.2 and 7.3.3 shall apply.

2.7                                 Designation of Lead Compounds and Development Candidates.  The Parties have established Criteria, set forth in Exhibits 1.8.1 and 1.8.2, for the nomination of Collaboration Compounds as Lead Compounds or Development Candidates, respectively.  From time to time, either Party may suggest that a particular Collaboration Compound be recommended by the JRC to Merck for consideration as a Lead Compound or as a Development Candidate.  Based upon the Criteria and the results of the Research Program, the JRC shall nominate from time to time Collaboration Compounds for consideration by Merck as Lead Compounds or Development Candidates, and upon approval by Merck, such Collaboration Compound shall be deemed a Lead Compound or Development Candidate, as the case may be.  During the Research Term, Merck may approve, or withhold its approval of, the designation of any Collaboration Compound within the Field as a Lead Compound or as a Development Candidate in Merck’s sole discretion, whether or not such Collaboration Compound meets the Criteria, and a Collaboration Compound shall not be deemed a Lead Compound or Development Candidate unless so approved by Merck.  In addition to the foregoing, following the end of the Research Term and continuing until the expiration or termination of the Agreement, Merck may approve, in its sole discretion, the designation of any Collaboration Compound within the Field as a Development Candidate, provided such Collaboration Compound (i) meets the Development Candidate Criteria, (ii) was recommended by a Party to the JRC during the Research Term for consideration by Merck as a Development Candidate, or (iii) is mutually approved by the Parties to be a Development Candidate (such approval not to be unreasonably withheld by Sunesis).  Subject to the foregoing, it is understood and agreed that if Merck undertakes GLP toxicity studies with respect to a particular Collaboration Compound in the Field, such Collaboration Compound shall be deemed designated by Merck as a Development Candidate (and if such Collaboration Compound has not already been designated by Merck as a Lead Compound, it shall also be deemed designated by Merck as a Lead Compound).

2.8                                 Reports; Records; Inspection.

2.8.1                        Reports.  To the extent not already accomplished through the meetings of the JRC, the Parties shall provide one another, at least once quarterly, a written summary of research activities and results in connection with the Research Program.

2.8.2                        Research Records.  Sunesis and Merck shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner, in accordance with the standards used in the pharmaceutical industry for drug discovery and development, and appropriate for patent and regulatory purposes as will properly reflect all work done and results achieved in the performance of the Research Program.  During the Research Term, and for three (3) years thereafter, Sunesis shall provide Merck with access to such records, upon request, during ordinary business hours.

ARTICLE 3
MANAGEMENT

3.1                                 Joint Research Committee.  Merck and Sunesis will establish a committee (the “Joint Research Committee” or “JRC”) to oversee, review and recommend direction of the Research Program.  The responsibilities of the JRC shall consist of: (i) monitoring the progress of the Research Program; (ii) monitoring the diligence of each Party; (iii) establishing and/or modifying Criteria for the selection of Lead Compounds and Development Candidates; (iv) nominating Collaboration Compounds as Lead Compounds and/or as Development Candidates; (v) directing allocation of resources of each Party for follow-up on SAR of Collaboration Compounds; and (vi) taking such other actions as are specifically allocated to the JRC under this Agreement.

3.2                                 Executive Committee.  Merck and Sunesis will also establish a committee (the “Executive Committee”) to oversee the JRC and to provide overall strategic and business guidance for the Research Program.  The responsibilities of the Executive Committee shall consist of: (i) monitoring the progress of the Research Program; (ii) resolving disputes as to matters allocated to the JRC; and (iii) taking such other actions as are specifically allocated to the Executive Committee under this Agreement.

3.3                                 Membership.  The Executive Committee, and the JRC, shall each include two (2) representatives of each of Merck and Sunesis, with each Party’s members selected by that Party.  Sunesis and Merck may each replace its Executive Committee and/or JRC representatives at any time, upon written notice to the other Party.  Unless otherwise agreed by the Parties, at least one (1) representative of each Party to the Executive Committee must be at least a vice-president or higher level employee of such Party.

3.4                                 Meetings.  During the Research Term, (i) the JRC shall meet at least quarterly or at a frequency as agreed by its respective committee members, and (ii) the Executive Committee shall meet at a frequency as agreed by its respective committee members, in each case, at such locations as the Parties agree or by means of teleconference, videoconference or other similar communications equipment, and will otherwise communicate by telephone, electronic mail, facsimile and/or videoconference.  With the prior consent of the Parties, other representatives of Sunesis or Merck may attend the Executive Committee and/or the JRC meetings as nonvoting observers.  Each Party shall be responsible for all of its own expenses associated with attendance of such meetings.

3.5                                 Decision-Making.  Decisions of the JRC shall be made by unanimous approval of the members present in person or by other means (e.g., teleconference) at any meeting; provided that at least one member from each Party must be so present and voting.  In the event that unanimity is not achieved within the JRC on a decision required to be made by the JRC, the matter will be referred to the Executive Committee, which shall promptly meet and endeavor in good faith to resolve such matter in a timely manner.  Such matters that cannot be resolved by the Executive Committee shall be decided by Merck; provided, however, that with respect to: (i) selection of a specific Substitute Target; (ii) an increase or decrease in the number of Sunesis FTEs during the Research Term; (iii) modification of the Criteria for designating Collaboration Compounds as Lead Compounds and Development Candidates; and (iv) directing allocation of resources of each Party for follow-up on SAR of Collaboration Compounds, in each case, decisions must be made by mutual agreement of the Parties.

ARTICLE 4
LICENSES

4.1                                 License to Development Candidates, Collaboration Compounds and Corresponding Products.

4.1.1                        License under Merck Research Patents and Merck Research Know-How.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to Merck a permanent, worldwide, exclusive (even as to Sunesis) license under Sunesis’ interest in the Merck Research Patents and Merck Research Know-How, for any and all purposes; provided, however, that Sunesis may exercise such interest solely as necessary to perform its obligations under the Research Program.

4.1.2                        License under the Collaboration Technology.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to Merck a worldwide, exclusive license under Sunesis’ interest in the Collaboration Technology (other than as provided in Section 4.1.1) to develop, make, have made, use, import, offer for sale, sell, have sold or otherwise exploit (i) Development Candidates for any and all purposes in the Field; and (ii) subject to Section 4.3.2, Merck-Derived Compounds outside the Field; in each case, alone or as incorporated into a Product.

4.1.3                        License under the Sunesis Prior Aspartyl Protease Patents.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to Merck a worldwide, exclusive license under the Sunesis Prior Aspartyl Protease Patents to develop, make, have made, use, import, offer for sale, sell, have sold or otherwise exploit Development Candidates for any and all purposes in the Field, alone or as incorporated into a Product.

4.1.4                        License under Sunesis Core Technology and Sunesis Know-How.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to Merck a worldwide, non exclusive license (i) under the Sunesis Core Technology and Sunesis Know-How as reasonably necessary or useful to develop, make, have made, use, import, offer for sale, sell, have sold or otherwise exploit Development Candidates for any and all purposes in the Field, and (ii) subject to Section 4.3.2, under the Sunesis Know-How as reasonably necessary or useful to develop, make, have made, use, import, offer for sale, sell, have sold or otherwise exploit Merck-Derived Compounds outside the Field; in each case, alone or as incorporated into a Product.  It is understood that the foregoing license under Sunesis Core Technology shall not include the right to practice Sunesis Core Technology to discover novel compositions outside the Field, and shall only include the right to exploit Development Candidates that are Sunesis-Derived Compounds, or that are Merck-Derived Compounds generated without the use of Sunesis Core Technology in accordance with this Agreement.

4.2                                 Sublicenses.  Subject to the terms and conditions of this Agreement, Merck shall have the right to sublicense: (i) all rights granted in Section 4.1 above to Affiliates; and (ii) the rights granted in Section 4.1 above to non-Affiliates with respect to Products for which Merck has filed an NDA or MAA for its own account prior to the grant of such sublicense.  Within sixty (60) days following Merck’s grant of any such sublicense, Merck shall provide Sunesis with the identity of the Sublicensee and the rights granted with respect thereto for each Product and territory, sufficient to allow Sunesis to verify the amounts due under Articles 5 and 6 below.  Each sublicense granted by Merck shall be consistent with all the terms and conditions of this Agreement, and subordinate thereto.

4.3                                 Collaboration Compounds.

4.3.1                        Right for Merck to Screen Compounds Outside Field.  It is understood that Merck shall have the right, under Section 4.1 above, to include in its screening libraries Merck-Derived Compounds for any and all purposes outside the Field.

4.3.2                        Notice for Exclusive Rights to Collaboration Compounds Outside the Field.

(a)                                  Notice.  At each meeting of the JRC, the Parties shall inform one another of all Collaboration Compounds synthesized since the prior JRC meeting and the Parties agree that Merck shall have exclusive rights to any and all Merck-Derived Compounds disclosed by Merck in such manner unless Merck informs Sunesis otherwise, subject to Sections 4.3.2(b) and (c) below.

(b)                                 Rights to Use [*] Compounds.  With respect to any [*] Compounds, if at the time of such notice, [*], its [*] or a [*] under authority of Sunesis has undertaken [*] with respect to a [*] the [*] as such [*], the licenses granted under Section 4.1 with respect to such compound shall be non-exclusive.

(c)                                  Rights to Use [*] Compounds.  With respect to any [*] Compounds not [*] to Sunesis [*] the [*] under Section [*], Sunesis shall have the right under the [*] to [*] and [*] and [*] compounds the [*] such [*]; provided, prior to [*] any compound claimed within a Research Patent that was not otherwise disclosed under this Agreement, Sunesis may [*] of the [*] of such [*], in which case the Parties shall promptly determine whether [*] is a [*] or a [*].

4.3.3                        Merck Rights to Use Sunesis-Derived Compounds.  With respect to any Sunesis-Derived Compound disclosed to Merck, it is understood and agreed that Merck shall use

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

such Sunesis-Derived Compounds only in the course of the Research Program.  Unless such Sunesis-Derived Compound becomes a Development Candidate in accordance with Section 2.7 above, Merck shall not (and shall not authorize any Affiliate or Third Party to) market, sell or distribute any such Sunesis-Derived Compound for any purpose.

4.4                                 Reserved Rights of Sunesis.

4.4.1                        License.  Subject to the licenses expressly granted to Merck herein, Sunesis shall have the worldwide right and license, with the right to sublicense to the extent provided in Section 4.4.2, to practice and exploit: (a) the Collaboration Technology inside the Field solely for the purposes of the Research Program; and (b) the Collaboration Technology (other than Merck Research Patents and Merck Research Know-How) outside the Field.

4.4.2                        Sublicenses.  Within sixty (60) days following Sunesis’ grant of any sublicense under the Joint Research Patents, Sunesis shall provide Merck with a description of the Joint Research Patents covered by such sublicense, the name of the Third Party to whom such sublicense has been granted and, if applicable, information sufficient to allow Merck to verify the amounts due under Articles 5 and 6 below.  Each sublicense granted by Sunesis shall be consistent with all the terms and conditions of this Agreement, and subordinate thereto.

4.4.3                        Negotiation of Rights to Merck Research Patents.  With respect to any product under clinical development and/or commercialization by Sunesis, which contains a compound claimed within a patent or patent application within the Research Patents licensed to Sunesis under Section 4.4.1, upon written notice to Merck, the Parties shall negotiate in good faith the terms and conditions under which Merck may elect to grant Sunesis a license under the Merck Research Patents and/or Merck Research Know-How to develop and commercialize such product containing such compound.

4.5                                 No Implied Licenses.  Only the licenses granted or retained pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be created by implication, estoppel or otherwise.

ARTICLE 5
PAYMENTS

5.1                                 Research Program Funding.

5.1.1                        Research Program Payment Schedule.  Merck agrees to pay Sunesis research funding for Sunesis’ conduct of the Research Program each Calendar Quarter in advance by the first day of each Calendar Quarter, in an amount equal to the number of Sunesis FTEs called for in the Research Plan for the applicable quarter multiplied by the Sunesis FTE rate (as defined below).  The initial payment, to be made within thirty (30) days of the Effective Date, shall include said funding for the period from the Effective Date through March 31, 2003.

(a)                                  Initial Research Term.  The Research Plan shall provide for a total of [*] ([*]) Sunesis FTEs during each year of the initial Research Term, such FTEs to be allocated as set forth in the Research Plan.  The Sunesis FTE rate for such years shall be equal to [*] U.S. Dollars ($[*]) per FTE per month during the first [*] ([*]) years of the initial Research Term.  The Sunesis FTE rate during the [*] year of the initial Research Term shall be equal to the Sunesis FTE rate for the previous year plus a percentage increase equal to the Inflation Index (as defined below).

(b)                                 Extended Research Term.  During any extension of the Research Term beyond the initial Research Term, the Parties shall agree on the appropriate number of FTEs.  The Sunesis FTE rate during any such extended Research Term shall be equal to Sunesis FTE rate for the previous year plus a percentage increase equal to the Inflation Index.  It is understood and agreed, that in no event is Merck obligated to extend the Research Term.

(c)                                  Inflation Index.  As used herein, “Inflation Index” shall mean the percentage increase in the Consumer Price Index for all Urban Consumers, as published by the U.S. Department of Labor, Bureau of Statistics, since the Effective Date, or if later, since the date of the last adjustment of the Sunesis FTE rate under this Section 5.1.

5.1.2                        Outsourced Activities.  In the event the Research Plan provides, or the JRC agrees, that work under the Research Program is to be conducted by a Third Party, unless otherwise agreed by the Parties, Merck shall bear the out-of-pocket costs incurred with respect to such work that is approved in advance by Merck.

5.2                                 Research Milestones.

5.2.1                        Upfront Payment.  Upon execution of this Agreement by both Parties, an upfront technology access fee of [*] U.S. Dollars (US$[*]) shall be due to Sunesis, payable by Merck within thirty (30) days after the Effective Date.  Such fee shall be non-refundable and non-creditable against other amounts due Sunesis hereunder.

5.2.2                        Research Milestones Payments.  On a Target-by-Target basis, Merck shall pay to Sunesis the following amounts within thirty (30) days following the first achievement of the following research milestones with respect to the Target:

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Research Milestones		Payment Amount
1.	Approval by Merck, in accordance with Section 2.7, of the first Lead Compound for such Target:	$	[*]
2.	Approval by Merck, in accordance with Section 2.7, of the first Development Candidate for such Target:	$	[*]
3.	For each of the next [*] ([*]) Development Candidates for such Target, on a Development Candidate-by-Development Candidate basis:
	(i) Approval by Merck, in accordance with Section 2.7 of such Development Candidate for such Target; and	$	[*]
	(ii) Upon successful completion of the IND-Enabling GLP Safety Assessment Studies for such Development Candidate for such Target:	$	[*]

The milestone payment shall be payable only upon the initial achievement of such milestone for such Target and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone with respect to the same Target.

5.3                                 Development Milestones.

5.3.1                        Development Milestone Payments.  On a Licensed Compound-by-Licensed Compound basis, subject to Section 5.3.2 below, Merck shall pay to Sunesis the following amounts within thirty (30) days following the first achievement by Merck, its Affiliates or Sublicensees, as the case may be, of each of the following milestones with respect to a Licensed Compound (or corresponding Product incorporating such Licensed Compound):

Payment Amount
Development Milestones		1st Indication		2nd Indication*		3rd Indication*
1.	Initiation of Phase I for such Licensed Compound in any country:	$	[*]	$	[*]	$	[*]

2.	Initiation of the first Phase II trial for such Licensed Compound in any country:	$	[*]	$	[*]	$	[*]

3.	Initiation of the first Phase III trial for such Licensed Compound in any country:	$	[*]	$	[*]	$	[*]

4.	Acceptance of a NDA in the U.S. for such Licensed Compound:	$	[*]	$	[*]	$	[*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Payment Amount
Development Milestones		1st Indication		2nd Indication*		3rd Indication*
5.	Acceptance of an MAA in a Major Territory for such Licensed Compound:	$	[*]	$	[*]	$	[*]

6.	Regulatory Approval in the U.S. of such Licensed Compound:	$	[*]	$	[*]	$	[*]

7.	Regulatory Approval in a Major Territory of such Licensed Compound:	$	[*]	$	[*]	$	[*]

Such milestone payments shall be non-refundable and non-creditable against other amounts due Sunesis hereunder.  The milestone payment shall be payable only upon the initial achievement of such milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone.  In addition, in all circumstances, milestone payments applicable to each Licensed Compound shall be payable only once per Licensed Compound.

*Note:  It is understood that the Parties expect there to be only one indication with respect to the Target BACE.  Consequently, the milestones set forth above for additional indications shall not apply to the Target BACE.  To the extent the Parties identify multiple indications for the Substitute Target, or in the event Merck initiates a clinical study for an additional indication, beyond the first indication, for the Substitute Target, the Parties will negotiate in good faith regarding the appropriate milestones for the first two additional indication(s); provided, however, that such milestones shall not exceed the amounts set forth in this Section 5.3.1.  Such negotiations will take into consideration the commercial potential of the indication (e.g., orphan drug status and medical need).  The Parties agree that: (i) prevention of a disease shall not be a separate indication from treatment of the same disease (e.g., treatment and prevention of Alzheimer’s Disease); (ii) the treatment and prevention of similar diseases through the same mechanism of action shall not be a separate indication (e.g., primary hypercholesteremia and hvpertriglyceridemia); and (iii) the treatment or prevention of the same disease in a different population shall not be a separate indication (e.g. adult and pediatric).

5.3.2                        Products Outside the Field.  Notwithstanding Section 5.3.1 above:

(a)                                  If a Licensed Compound is being developed and commercialized solely outside the Field, but its manufacture, sale or use is covered by a Valid Claim, then the amounts due under Section 5.3.1 with respect to the achievement of such milestones by such Licensed Compound shall be reduced by fifty percent (50%).

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)                                 If a Licensed Compound is being developed and commercialized solely outside the Field, and is not so covered by a Valid Claim, then no milestone payments shall be due with respect to such Licensed Compound under Section 5.3.1 above.

5.3.3   Certain Additional Terms.

(a)                                  Credit for Discontinued Compounds.  If Merck ceases all clinical development of a particular Licensed Compound (the “Discontinued Compound”) after having made the payments due under Section 5.3 above on the achievement of a particular milestone by such Licensed Compound, there shall be no payment due upon the accomplishment of that same milestone with respect to the next Licensed Compound to achieve such milestone.

(b)                                 Acceptance.  For purposes of this Article 5, “acceptance” of an NDA or MAA shall mean (i) in the United States, that the FDA has accepted such NDA for substantive review; and (ii) in the European Union, that the Regulatory Agency of a country of the European Union, or the European Medicines Evaluation Agency (or a comparable agency of the EU), has validated or otherwise accepted such MAA for substantive review; and (iii) in Japan, that the Regulatory Agency of Japan has validated or otherwise accepted such NDA for substantive review.

(c)                                  Accrued Milestones.  If a research milestone for a Target or Development Candidate under Section 5.2.2 above, or a development milestone for a Licensed Compound under Section 5.3.1 above, is achieved with respect to such Target, Development Candidate or Licensed Compound (respectively) in a territory before a prior research milestone under Section 5.2.2 or a prior development milestone under Section 5.3.1 for such Target, Development Candidate or Licensed Compound in such territory, then the earlier milestone payments under Section 5.2.2 and 5.3.1 in such territory shall then be due with respect to such Target, Development Candidate or Licensed Compound, as the case may be.  For such purposes, “subsequent” and “prior” shall refer to the numerical order of such milestone, as indicated next to such milestone in Sections 5.2.2 and 5.3.1 above; provided, that milestones 4 and 6 under Section 5.3.1 above shall not be so deemed “prior” to milestones 5 and 7, and vice versa.

5.3.4   Reports; Payments.  Within ten (10) business days of the occurrence of any event which would trigger a milestone payment according to Section 5.2 or 5.3, Merck shall inform Sunesis of such occurrence.  The corresponding payment shall be due thirty (30) days after the occurrence of such event.

5.4                                 Royalties on annual Net Sales of Products by Merck, its Affiliates and Sublicensees.

5.4.1                        Products.  Merck shall pay to Sunesis a royalty on annual Net Sales by Merck, its Affiliates and their Sublicensees of Products incorporating Licensed Compounds, on a Product-by-Product basis, equal to the percentage of such Net Sales set forth below, subject to Sections 5.4.2 and 5.4.3 below:

Annual Net Sales	Royalty on Net Sales
Portion of Annual Net Sales of such Product up to $[*]:	[*]%
Portion of Annual Net Sales of such Product between $[*] and $[*]:	[*]%
Portion of Annual Net Sales of such Product over $[*]:	[*]%

For purposes of the foregoing, “annual Net Sales” shall mean, for a particular Product, the worldwide Net Sales of such Product for the particular calendar year.  In addition, it is understood that all formulations and dosage forms of the same active ingredient(s) shall be deemed the same “Product,” but Products with different active ingredients shall be deemed different Products.  No royalties shall be due upon the sale or other transfer among Merck, its Affiliates or Sublicensees, but in such cases the royalty shall be due and calculated upon Merck’s or its Affiliate’s or its Sublicensee’s Net Sales to the first Third Party.

5.4.2   Products Outside the Field.  Notwithstanding Section 5.4.1

(a)                                  In the case of Products being commercialized solely outside the Field, where the manufacture, sale or use of the Product is covered by a Valid Claim, the royalty rates specified in Section 5.4.1 above with respect to annual Net Sales of such Product shall be reduced by $[*]  percent ([*]%) (i.e., to [*]%, [*]% and [*]%, respectively).

(b)                                 In the case of Products being commercialized solely outside the Field where the Product is not so covered by a Valid Claim, the royalties specified in Section 5.4.1 above shall not apply, and instead Merck shall pay to Sunesis royalties equal to [*] percent ([*]%) of the Net Sales of such Product by Merck, its Affiliates and Sublicensees.

5.4.3   Competitive Products

(a)                                  If, in any Calendar Year, a Third Party sells a product in a country which is a Competitive Product (as defined below) of a Product, then the royalty rate to be paid on Net Sales of such Product in that country under Section 5.4.1 shall be reduced by fifty percent (50%) in such country during such Calendar Year.

(b)                                 For purposes of this Section 5.4.3, “Competitive Product” shall mean a product

(i)                                     that is being sold in the same country in which Merck is selling a Product, which product incorporates an active moiety that is the same as the Licensed Compound contained within such Product being sold in such country,

(ii)                                  the sale of which is not covered by a Valid Claim in such country or a Valid Claim exists in such country but is unenforceable; and

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(iii)                               of which sales in such country attains over such Calendar Year basis a market share of [*] percent ([*]%) or more in such country of sale as measured by prescriptions or other similar information in the country of sale as determined by an independent sales auditing firm selected by Merck and reasonably acceptable to Sunesis.  Once the Competitive Product has achieved such percentage market share in a country, its shall be deemed to satisfy this clause (iii) for each subsequent Calendar Year in such country until such time as commercial sales of such Competitive Product are effectively discontinued in such country.

If Merck is entitled to a royalty reduction based on Competitive Product sales pursuant to this Section 5.4.3 for any royalty reporting period, Merck shall submit the sales report of such independent firm, as applicable, for the relevant royalty reporting period to Sunesis, together with the sales report for the relevant royalty reporting period submitted pursuant to Section 6.1.

5.5                                 Royalties on Sales by Sunesis, its Affiliates and Sublicensees

5.5.1                        Products.

(a)                                  In the case of products being commercialized by Sunesis for use outside the Field, that incorporate a Collaboration Compound, and where the manufacture, sale or use of the product is covered by a Valid Claim within the Research Patents, Sunesis shall pay to Merck royalties equal to fifty percent (50%) of the royalties set forth in Section 5.4.1 as applied to annual Net Sales by Sunesis, its Affiliates and Sublicensees of such products; and

In the case of all other products (other than the products specified in Section 5.51(a) above) being commercialized by Sunesis for use outside the Field, that incorporate a compound other man a Collaboration Compound, and where the manufacture, sale or use of the product is covered by a Valid Claim within the Research Patents, the royalties specified in Section 5.51(a) shall not apply, and instead Sunesis shall pay to Merck royalties equal to [*] percent ([*]%) of annual Net Sales by Sunesis, its Affiliates and Sublicensees of such products;

(collectively, each a “Sunesis Product” and including without limitation any Combination Product)

5.5.2                        Certain Targets.  Notwithstanding Section 5.5.1, Sunesis shall have no obligation to pay the royalty specified in Section 5.5.1 with respect to Sunesis Products that modulate directly or indirectly the activity of any of the following: [*], [*] and/or [*] (each as defined in Exhibit 5.5.2).

5.6                                 Royalty Term.  The royalties due pursuant to Sections 5.4 and 5.5 shall be payable on a country-by-country and product-by-product basis commencing on the First Commercial Sale in a country and continuing until the date which is the later of: (i) the expiration of the last Valid Claim covering the manufacture, sale or use of such product, in such country (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

statutes or regulations in the respective countries, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries), or (ii) twelve (12) years following the First Commercial Sale of such product in such country.

ARTICLE 6
PAYMENTS, BOOKS AND RECORDS

6.1                                 Royalty Reports and Payments.  After the First Commercial Sale of a Product or Sunesis Product on which royalties are payable by a Party, or its Affiliates or Sublicensees hereunder, such Party shall make quarterly written reports to die other Party within sixty (60) days after the end of each calendar quarter, stating in each such report, separately for such Party and Sublicensee, the aggregate Net Sales and royalties payable, by country, of each such Product or Sunesis Product sold during the Calendar Quarter upon which a royalty is payable under Section 5.4 or 5.5 above, as applicable.  Concurrently with the making of such reports, such Party shall pay to the other Party royalties due at the rates specified in Section 5.4 or 5.5, as applicable.  “First Commercial Sale” shall mean, with respect to any Product or Sunesis Product, the first sale for end use or consumption of such Product or Sunesis Product in a country after all required approvals (other than pricing and reimbursement approvals) have been granted by the Regulatory Agency of such country.

6.2                                 Payment Method.  All payments due under this Agreement shall be made by check made to the order of the other Party or by bank wire transfer in immediately available funds to such bank account designated in writing by the other Party from time to time.  All payments hereunder shall be made in U.S. Dollars.  In the event that the due date of any payment subject to Article 5 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.  Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due.

6.3                                 Currency Conversion.  In the case of sales invoiced in a foreign currency, exchange conversion of such sales into U.S. Dollars shall be made on a monthly basis and shall be translated at the rate of exchange utilized by Merck in its worldwide accounting system.  As of the Effective Date of this Agreement, Merck accesses such monthly rates of exchange as quoted by Reuters Ltd.

6.4                                 Records; Inspection.  Each Party shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement.  Such books and records shall be kept at the principal place of business of such Party, as the case may be, for at least two (2) years following the end of the Calendar Quarter to which they pertain.  Such records will be open for inspection by an independent certified public accounting firm of nationally recognized standing to whom the audited Party has no reasonable objection, solely for the purpose of determining the payments to the other Party hereunder.  Such inspections may be made no more than once each Calendar Year, at reasonable times and on reasonable notice.  Inspections conducted under this Section 6.4 shall be at the expense of the auditing Party, unless a variation or error producing an increase exceeding [*] percent ([*]%) and at least [*] and [*] Dollars ($[*]) of the amount stated for the period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period shall be paid promptly by the audited Party.  The interest available to the auditing Party pursuant to this Section 6.4 shall in no way limit any other remedies available to the auditing Party.

6.5                                 Withholding Taxes.  Each Party shall pay any and all taxes levied on account of amounts payable to it under this Agreement.  If laws or regulations require that taxes be withheld, the paying Party will (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper authority, and (iii) send proof of payment to the other Party within sixty (60) days following that payment.  Notwithstanding the foregoing, it is understood and agreed that the amounts payable under Sections 5.1, 5.2 and 5.3 shall be paid in full without reduction for withholding taxes.

ARTICLE 7
DILIGENCE

7.1                                 Diligence.  Merck shall use commercially reasonable efforts to develop and market Products within the Field for each Target.  Such efforts shall include those efforts that Merck applies to develop and market other products directed at major market indications.

7.2                                 Reports.  Merck agrees to keep Sunesis informed on a quarterly basis with respect to the pre-clinical and clinical development of all Products and Sunesis agrees to keep Merck informed on a quarterly basis with respect to the pre-clinical and clinical development of all Sunesis Products, to the extent it has the right to do so.

7.3                                 Abandoned Compounds,

7.3.1                        Abandonment of a Compound or a Target.  Merck may, at its sole discretion, discontinue development and/or commercialization of Development Candidates.  If such discontinuation involves a Development Candidate which contains a Sunesis-Derived Compound or a Jointly-Derived Compound, and the decision to discontinue occurs solely because of Merck’s opinion of the economic prospects or marketing potential of the Development Candidate containing a Sunesis-Derived Compound or a Jointly-Derived Compound, then such compounds shall be deemed Abandoned Compounds.  Except as otherwise provided in Section 2.6.3(b), Merck may, at its sole discretion, elect to abandon a Target and such target shall be deemed an “Abandoned Target”.

7.3.2                        Abandoned Targets and Abandoned Compounds.  Upon designation of an Abandoned Target or an Abandoned Compound pursuant to Section 2.6.3(b) or Section 7.3.1 above:

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(a)                                  the Abandoned Target shall cease to be a Target and the Abandoned Compounds shall cease to be Products, Licensed Compounds, Development Candidates, Lead Compounds, and/or Collaboration Compounds, and, except as otherwise provided in this Agreement, Merck shall have no further rights under Section 2.7, 4.1, 4.2 and 4.3 with respect to such Abandoned Target and Abandoned Compounds;

(b)                                 the obligations of Section 2.5 shall continue in full force and effect with respect to Merck during the Exclusivity Period as if the Abandoned Target were still a Target, but shall not apply to activities by or under authority of Sunesis relating to such Abandoned Target and such Abandoned Compounds; and

(c)                                  Merck shall grant and hereby grants to Sunesis a worldwide non exclusive license, with the right to sublicense to the extent provided in Section 4.4.2, under the Collaboration Technology (other than Merck Research Patents and Merck Research Know-How) to practice and otherwise exploit such Abandoned Target and the compounds directed to such Abandoned Target and to make, have made, import, use, sell, offer to sell and otherwise exploit Abandoned Compounds, alone or as incorporated into a product.

7.3.3                        Reversion of Rights.  Subject to Section 7.3.4 and 7.3.5 below, upon designation of a compound as a Abandoned Compound pursuant to Section 2.6.3(b) or 7.3.1 above, Sunesis shall have the immediate and exclusive right to further develop and/or commercialize Abandoned Compounds outside the Field; provided, however, that Sunesis shall not develop and/or commercialize an Abandoned Compound if Merck reasonably demonstrates that: (i) it discontinued development of such Abandoned Compound due to significant concerns by Merck that such compound was unsafe for use, and (ii) further development or use of such Abandoned Compound would create a significant perception in the Major Territories that such compound is unsafe.  For the avoidance of doubt, the Parties agree that, notwithstanding any provision in Sections 2.6.3, 4.3.2(c) and/or this Section 7.3, Sunesis shall only have the right to develop and/or commercialize Abandoned Compounds that modulate the activity of BACE or the Substitute Target if Merck does not have an Active Program for BACE or the Substitute Target, as the case may be.

7.3.4                        Reverse Royalty.  Sunesis agrees to pay to Merck a reverse royalty on aggregate Net Sales of products that modulate BACE or the Substitute Target by Sunesis, its Affiliates or its Sublicensees of Abandoned Compounds, where the manufacture, sale or use of such Abandoned Compound is covered by a Valid Claim, based on the development status of the Abandoned Compound at the time it becomes an Abandoned Compound under Section 2.6.3(b) or Section 7.3.1 above, as follows:

Stage of Abandoned Compound	Reverse on Net Sales	Royalty

After initiation of first Phase I trial, but prior to initiation of first Phase II trial, of the Abandoned Compound:	[*]%

After initiation of first Phase II trial, but prior to initiation of first Phase III trial, of the Abandoned Compound:	[*]%

After initiation of first Phase III trial:	[*]%

Such royalty shall be subject to the same terms as apply to Merck under Sections 5.4.3, mutatis mutandis.  The royalties under Section 5.5.1 above shall not apply to any Product for which royalties are due under this Section 7.3.4.

7.3.5                        Abandonment of Program.  The Parties agree to act in good faith regarding discussions of whether there is a remaining Target or Development Candidate under this Agreement.

7.4                                 Merck Right of First Negotiation - Abandoned Compounds.  At least sixty (60) days prior to Sunesis granting to a Third Party the right to market and distribute a product containing an Abandoned Compound which modulates the activity of BACE or the Substitute Target, Sunesis agrees to notify Merck in writing, together with a summary description of the product(s) to be proposed that would be the subject of such grant (the “Initial Notice”).  Upon request by Merck following its receipt of such Initial Notice, Sunesis and Merck shall discuss the terms and conditions under which Sunesis would grant such rights to Merck.  In the event the Parties agree on the terms and conditions under which Sunesis would grant such right to Merck, in accordance with Section 12.5.4, Sunesis shall cooperate fully (and cause it Affiliates to cooperate fully) with Merck to facilitate a smooth and prompt transition to Merck of all Collaboration Technology, information and materials that are necessary or useful for Sunesis to further research, develop, produce or otherwise exploit such Abandoned Compound.  In the event that the Parties have not agreed upon such terms and conditions pursuant to which such rights and license would be granted to Merck, within one hundred eighty (180) days after the date Sunesis provided the Initial Notice to Merck, Sunesis shall be free to enter into an agreement with a Third Party to market and distribute products containing such Abandoned Compound, without further obligations to Merck, and on any terms that Sunesis considers appropriate and not in conflict with the terms of this Agreement.  It is understood that, because Sunesis will be providing the Initial Notice to Merck prior to the commencement of material and substantial negotiations with a Third Party, Sunesis may not be able to define the entire or exact scope of the product, field or rights to be granted, and accordingly, so long as the Initial Notice describes a product, field or rights that significantly overlap with the product, field or rights actually negotiated with, or granted to, a Thud Party, Sunesis shall be deemed to have satisfied its obligations under this Section 7.4; also, it is understood that Sunesis need only provide one such Initial Notice hereunder with respect to an Abandoned Compound, and that Sunesis is not obligated

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

to provide any further notice if Sunesis subsequently engages in discussions with more than one Third Party with respect to the Abandoned Compound described in the Initial Notice.  The only obligations of Merck and Sunesis under this Section 7.4 are as expressly stated therein, and there are no further implied obligations relating to the matters contemplated therein.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1                                 Ownership; Disclosure.

8.1.1                        Collaboration Technology.  Subject to Section 8.1.2, all right, title and interest in and to the Collaboration Technology shall, as between the Parties, be jointly owned by Merck and Sunesis.  Merck hereby assigns to Sunesis a joint ownership interest in and to the Merck Research Patents, Joint Research Patents, Merck Research Know-How and Joint Research Know-How; and Sunesis hereby assigns to Merck a joint ownership interest in and to the Sunesis Research Patents, Joint Research Patents, Sunesis Research Know-How and Joint Research Know-How.  It is understood that, except as expressly set forth in this Agreement, neither Party shall have any right to research, develop, commercialize and/or otherwise exploit Collaboration Technology without the express written consent of the other Party.

8.1.2                        Sunesis Core Technology.  All right, title and interest in and to the Sunesis Core Technology, and in any inventions or improvements made by or under authority of either Party or its Affiliates during the term of this Agreement relating to Sunesis Core Technology, shall, as between the Parties, be owned solely by Sunesis.  Merck hereby assigns to Sunesis all of its rights in and to such inventions and improvements relating to Sunesis Core Technology (including all patent and other intellectual property rights therein).

8.1.3                        Disclosure.  Each Party shall promptly disclose to the other, inventions within the Collaboration Technology, and/or Sunesis Core Technology, made in connection with this Agreement.

8.2                                 Patent Prosecution.

8.2.1                        Sunesis Core Technology.  Sunesis shall have the right to control the preparation, filing, prosecution and maintenance of patent applications and patents directed to Sunesis Core Technology and the Sunesis Prior Aspartyl Protease Patents using patent counsel of Sunesis’ choice, provided, however, that Sunesis shall only have such right with regard to Sunesis Prior Aspartyl Protease Patents in countries where patent costs are borne solely by Sunesis.

8.2.2                        Collaboration Technology.  Except as provide in Section 8.2.1, all preparation, filing, prosecution and maintenance of patent applications and patents directed to Collaboration Technology shall be governed by this Section 8.2.2.

(a)                                  Joint Patent Committee.  Merck and Sunesis will establish a joint patent committee (the “Joint Patent Committee”) to (i) select patent counsel mutually agreeable to both Parties (the “Joint Patent Counsel”) to prepare, file, prosecute and maintain the patent applications and patents directed to Collaboration Technology, and (ii) to control the filing, prosecution, and maintenance of the patent applications and patents directed to Collaboration Technology.  The Joint Patent Committee shall include two (2) representatives of each of Merck and Sunesis (one of which shall be patent counsel or patent agent for such Party), with each Party’s members selected by that Party.  Sunesis and Merck may each replace its Joint Patent Committee representatives at any time, upon written notice to the other Party.  During the term of this Agreement, the Joint Patent Committee shall meet and/or communicate by telephone, electronic mail, facsimile and/or videoconference on a regular basis as agreed by the Parties.  With the consent of the Parties, other representatives of Sunesis or Merck may attend the Joint Patent Committee meetings as nonvoting observers.  Each Party shall be responsible for all of its own expenses associated with attendance of such meetings.  Decisions of the Joint Patent Committee shall be made by unanimous approval of the members present in person or by other means (e.g., teleconference) at any meeting; provided that at least one member from each Party must be so present and voting.  As used herein, “prosecution” shall include interferences, re-examinations, reissues, oppositions and the like.

(b)                                 Joint Patent Counsel.  In addition to preparing, filing, prosecuting and maintaining the patent applications and patents directed to Collaboration Technology, Patent Counsel shall have final responsibility for determining: (i) whether, consistent with laws regarding inventorship, to correct or supplement the inventors listed on the invention disclosure form in view of the activities conducted under the Research Program, and (ii) whether, consistent with applicable law regarding inventorship, the respective invention was made solely or jointly be Merck and/or Sunesis.

(c)                                  Option to Prosecute and Maintain Patents.  The Parties shall give timely notice to the other of any decision not to file applications or to cease prosecution and/or maintenance of any Merck Research Patents, Joint Research Patents or Sunesis Research Patents on a country-by-country basis and, in such case, shall permit the other party, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Research Patents.

(i)                                     If Merck elects to continue prosecution or maintenance, or to file in any country, based on Sunesis’ election not to file, Sunesis shall execute such documents and perform such acts at its expense as may be reasonably necessary to effect an assignment of such Research Patents to Merck in a timely manner.  Any patents or patent applications so assigned shall not be considered Collaboration Technology and the claims of such Patents shall not be considered Valid Claims for the purposes of Section 5.4.

(ii)                                  If Sunesis elects to continue prosecution or maintenance, or to file in any country, based on Merck’s election not to file, Merck shall execute such documents and perform such acts at its expense as may be reasonably necessary to effect an assignment of such Research Patents to Sunesis in a timely manner.  Any patents or patent applications so assigned shall not be considered part of Collaboration Technology and the claims of such Patents shall not be subject to the license provisions of Section 4 and shall not be considered Valid Claims for the purposes of Sections 5.5.1 and 7.3.4.

(d)                                 Interference, Opposition, Reexamination and Reissue.  Merck and Sunesis within ten (10) days of learning of such event, shall inform the other of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to the Research Patents.  Sunesis shall be the lead party on any Sunesis Research Patents.  Merck shall be the lead Party on Merck Research Patents and Joint Research Patents.  Merck and Sunesis thereafter shall consult and cooperate fully to determine a course of action with respect to any such proceedings.  A non-lead Party shall have the right to review and consult with the lead Party regarding any submission to be made in connection with such proceeding.

(i)                                     Neither Merck nor Sunesis shall initiate any opposition, reexamination or reissue proceeding relating to the Research Patents without the prior written consent of the other party, which consent shall not be unreasonably withheld.

(ii)                                  Merck shall give Sunesis timely notice of any proposed settlement of an interference relating to a Joint Research Patent, and in such case, to the extent such interference does not involve a Joint Research Patent that claims a Lead Compound and/or Development Candidate that modulates the activity of a Target or that claims a Sole Merck-Derived Compound outside the Field, Merck shall not enter into such settlement without Sunesis’ prior written consent (such consent not to be unreasonably withheld).

(iii)                               Merck shall give Sunesis timely notice of any decision not to initiate or continue an interference relating to a Joint Research Patent, and in such case, so long as such interference does not involve a Joint Research Patent that claims a Lead Compound and/or Development Candidate that modulates the activity of BACE or that claims a Sole Merck-Derived Compound outside the Field, shall permit Sunesis, at its sole discretion and expense, to initiate or continue such interference in Sunesis’ name.

(iv)                              In connection with any interference, opposition, reissue or reexamination proceeding relating to the Research Patents, Merck and Sunesis will cooperate fully and will provide each other with any information or assistance that either reasonably requests.  Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement.

8.2.3                        Patent Fees.

(a)                                  All costs associated with filing, prosecuting, issuing and maintaining patent applications and patents including interference, opposition, reexamination and reissue actions within the Sunesis Core Technology shall be borne by Sunesis;

(b)                                 All costs associated with filing, prosecuting, issuing and maintaining patent applications and patents within the Sunesis Prior Aspartyl Protease Patents:

(i)                                     within the United States, Canada, Australia, Japan and the countries in the European Patent Convention (as set forth in Exhibit 8.2.3(b)) shall be borne by Sunesis; and

(ii)                                  in all other countries in the world shall be borne equally by Merck and Sunesis.

(c)                                  All costs associated with interference, opposition, reexamination and reissue actions relating to the Sunesis Prior Aspartyl Protease Patents shall be borne equally by Merck and Sunesis.

(d)                                 All costs associated with filing, prosecuting, issuing and maintaining patent applications and patents including interference, opposition, reexamination and reissue actions within the Collaboration Technology shall be borne by equally Merck and Sunesis.

(e)                                  Notwithstanding the foregoing, until Merck commences paying royalties to Sunesis under Section 5.4, Merck shall bear Sunesis’ share of costs incurred under (b)(ii), (c) and (d) above (“Sunesis Deferred Patent Expenses”).  Commencing upon payment of royalties to Sunesis under Section 5.4, Merck shall be entitled to credit such actual direct amounts paid to cover Sunesis Deferred Patent Expenses against the royalty payments due under Section 5.4, such credit not to exceed [*] percent ([*]%) of the royalty otherwise due under Section 5.4.

8.2.4                        Cooperation.  Each Party will promptly provide to the other Party information reasonably requested by other Party, that is necessary for the prosecution activities pursuant to Section 8.2.2 above.

8.3                                 Enforcement and Defense.

8.3.1                        If either Party learns of any infringement of Research Patents, or any misappropriation or misuse of Research Know-How, such Party shall promptly notify the other Party of such infringement, misappropriation or misuse.  Merck and Sunesis thereafter shall promptly consult and cooperate fully to determine a course of action including, without limitation, the commencement of legal action by either or both of Sunesis and Merck, to terminate any infringement of such Research Patent rights or any misappropriation or misuse of Research Know-How.  Merck shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Merck and, if necessary, Sunesis, or to control the defense of any declaratory judgment action relating to Research Patents or Research Know-How.  If, within six (6) months following a request by Sunesis to Merck to initiate and prosecute such legal action, Merck fails to take such action, or if Merck informs Sunesis that it elects not to exercise such first right, Sunesis (or its designee) thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment in the name of Sunesis.

8.3.2                        If Merck elects not to initiate and prosecute an infringement action as provided in Subsection 8.3.1, and Sunesis elects to do so, the costs incurred by Sunesis in such course of action, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne solely by Sunesis.

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8.3.3                        For any action to terminate any infringement of Research Patents or any misappropriation or misuse of Research Know-How, if either Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action.  In connection with any such action, Merck and Sunesis shall cooperate fully and will provide each other with any information or assistance that either reasonably requests.  Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

8.3.4                        Any recovery obtained by either or both Merck and Sunesis in connection with or as a result of any action contemplated by this Section 8.3, whether by settlement or otherwise, shall be shared in order as follows:

(a)                                  the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)                                 the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action;

(c)                                  to the extent such action was directed to a compound that is licensed exclusively to Merck hereunder, the amount of any recovery remaining shall then be allocated between the Parties as follows: [*] percent ([*]%) to Merck and [*] percent ([*]%) to Sunesis; and

(d)                                 to the extent such action was directed to a compound that is not exclusively licensed to Merck hereunder, the amount of any recovery remaining shall then be allocated [*] Percent ([*]%) to Sunesis.

8.3.5                        Each Party shall inform the other Party of any certification regarding any Research Patents it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(XIV) or its successor provisions, or Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5, or any similar provisions in a country other than the United States and Canada, and shall provide the other Party with a copy of such certification within five (5) days of receipt by such Party.  Sunesis’ and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Subsections 8.3.1 through 8.3.4.

8.3.6                        For any action under Sections 8.3.1 through 8.3.3 for which the Parties are sharing expenses, the Party that is contributing the greatest monetary amount shall control the action, but shall continue to consult with the other Party on all major strategy decisions.  If the Parties are contributing equally, Merck shall control the action.

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8.4                                 Patent Term Restoration.  The Parties shall cooperate in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Research Patents.  If elections with respect to obtaining such patent term restoration are to be made, Merck shall have the right to make the election to seek patent term restoration or supplemental protection and Sunesis shall abide by such election.

ARTICLE 9
CONFIDENTIALITY

9.1                                 Confidential Information.  Except as otherwise expressly provided herein, the Parties agree that the receiving Party shall not, except as expressly provided in this Article 9 or with the prior written consent of the disclosing Party, disclose to any Third Party or use for any purpose any confidential information furnished to it by the disclosing Party hereto pursuant to this Agreement (“Confidential Information”), except to the extent that it can be established by the receiving Party by competent proof that such information:

(i)                                     was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; or

(ii)                                  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; or

(iii)                               became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(iv)                              was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(v)                                 was developed by the receiving Party independently of, and without knowledge of, Confidential Information received from the disclosing Party, as documented by the Receiving Party’s business records.

Except as otherwise expressly provided in this Agreement, Collaboration Technology shall be deemed Confidential Information of both Merck and Sunesis.

9.2                                 Permitted Use and Disclosures.  Each Party hereto may use or disclose Confidential Information of the other Party to the extent such use or disclosure is reasonably necessary (a) in the exercise of the rights granted or reserved to it hereunder (including permitted licensees or sublicenses) on the condition that any Affiliate or Third Party to whom it is disclosed agrees to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement; or (b) in prosecuting patents or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations from governmental or other regulatory agencies; or (c) in prosecuting or defending litigation, complying with applicable governmental laws, regulations or court order or otherwise submitting information to tax or other governmental authorities; provided that if a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will promptly notify the other Party of such disclosure in order to provide the other Party an opportunity to challenge or limit the disclosure obligations and, save to die extent inappropriate in the case of patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

9.3                                 Nondisclosure of Terms/Use of Names.  Each of the Parties hereto agrees not to disclose the existence of, or the terms of, this Agreement to any Third Party and neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior written consent of the other Party hereto; provided, however, that each Party may disclose the terms and conditions of this Agreement (a) as required by any court or other governmental body or as otherwise required by law (including securities laws); (b) in confidence, to attorneys, accountants, financing sources, subcontractors and sublicensees, on the condition that such party to whom it is disclosed agrees to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement; and (c) in confidence, in connection with a merger or acquisition, or a proposed merger or acquisition, on the condition that such party to whom it is disclosed agrees to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement.  Notwithstanding the foregoing, the Parties shall agree upon a press release and timing to announce the execution of this Agreement; thereafter, Sunesis and Merck may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

9.4                                 Publication.  Any manuscript or oral disclosure by Sunesis or Merck describing scientific results pertaining to any activity under the Research Program to be published or publicly disclosed, shall be subject to the prior review of the other Party at least sixty (60) days prior to submission for publication or presentation.  Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving Party shall notify the disclosing Party in writing within thirty (30) days after receipt of any disclosure whether the receiving Party desires to file a patent application on any invention disclosed in such scientific results.  In the event that the receiving Party desires to file such a patent application, the disclosing Parry shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, (ii) the Parties determine after consultation that no patentable invention exists, or (iii) ninety (90) days after receipt by the disclosing Party of the receiving Party’s written notice of the receiving Party’s desire to file such patent application, or such other period as is reasonable for seeking patent protection.  Further, if such scientific results contain the information of the other Party that is subject to use and nondisclosure restrictions under this Article 9, the publishing Party agrees to remove such information from the proposed publication or disclosure.  Following the filing of any patent application within the Collaboration Technology, in the eighteen (18) month period prior to the publication of such a patent application, neither Party shall make any written public disclosure regarding any invention claimed in such patent application without the prior written consent of the other Party.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1                           Warranty.  Each Party represents and warrants on its own behalf that: (i) it has the legal power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant, any rights which are in conflict in any material way with the rights and licenses granted herein.

10.2                           Additional Warranty of Sunesis.  In addition, Sunesis represents and warrants that, to the best of its knowledge as of the Effective Date, the practice of the Sunesis Core Technology is not in an interference with, and does not infringe, the patent rights of any Third Party.  Sunesis also represents and warrants that, to the best of its knowledge as of the Effective Date, except with respect to the Sunesis Prior Aspartyl Protease Patents, Sunesis does not own or control any patents and/or patent applications directed to small molecule inhibitors of BACE.  In addition, Sunesis represents and warrants that, to the best of its knowledge as of the Effective Date, with regard to the Sunesis Core Technology, Sunesis Prior Aspartyl Protease Patents and Sunesis Know-How: (a) such exist and with respect to the issued patents contained therein, such patents are not invalid or unenforceable, in whole or in part; (b) Sunesis has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest therein in a manner that is in conflict with the rights and licenses granted herein; (c) except for subject matter licensed pursuant to that certain license agreement dated December 8,1998 between Sunesis and the Regents of the University of California, Sunesis is the sole and exclusive owner thereof and all are free and clear of any liens, charges and encumbrances (other than with respect to certain non-exclusive licenses granted by Sunesis to its collaboration partners under the Sunesis Core Technology), and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership therein; (d) the exercise of the licenses granted herein do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party; (e) mere are no claims, judgments or settlements against or owed by Sunesis or pending or threatened claims or litigation relating thereto; and (f) Sunesis has disclosed to Merck all reasonably relevant information relating thereto of which Sunesis is aware of and is in Sunesis’ possession or control; and (g) Sunesis has disclosed to Merck all reasonably relevant information relating thereto of which Sunesis is aware of and that is not in Sunesis’ possession or control.  It is understood that Sunesis makes no representation or warranty with respect to any patent rights of Third Parties relating to the Target.

10.3                           Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SUNESIS AND MERCK MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION TECHNOLOGY, SUNESIS CORE TECHNOLOGY, SUNESIS PRIOR ASPARTYL PROTEASE PATENTS, COLLABORATION COMPOUNDS, PRODUCTS OR CONFIDENTIAL INFORMATION DISCLOSED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY COLLABORATION TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11
INDEMNIFICATION

11.1                           Merck.  Merck agrees to indemnify, defend and hold Sunesis and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Sunesis Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments (including, without limitation, product liability and patent infringement claims) relating to (i) any Products or Licensed Compounds manufactured or sold by or under authority of Merck, its Affiliates or Sublicensees, (ii) the Target(s) which is involved in the conduct of the Research Program or the making or use of modulators of such Target(s), or (iii) any material breach by Merck of its representations and warranties made in this Agreement; except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Sunesis, gross negligence or intentional misconduct of Sunesis.

11.2                           Sunesis.  Sunesis agrees to indemnify, defend and hold Merck and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Merck Indemnitees”) harmless from and against any Liabilities arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments (including, without limitation, product liability and patent infringement claims) relating to (i) any Collaboration Compounds or Abandoned Compounds manufactured, sold or otherwise distributed by Sunesis or its Affiliates or Sublicensees (other than Merck or an Affiliate or Third Party acting under authority of Merck), (ii) the Sunesis Core Technology as licensed under Article 4, (iii) any Sunesis Products manufactured or sold by or under authority of Sunesis, its Affiliates or Sublicensees, and (iv) any material breach by Sunesis of its representations and warranties made in this Agreement; except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Merck, gross negligence or intentional misconduct of Merck.

11.3                           Procedure.  In the event that any Indemnitee (either a Merck Indemnitee or a Sunesis Indemnitee) intends to claim indemnification under this Article 11 it shall promptly notify the other Party in writing of such alleged Liability.  The indemnifying Party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceeding.  The affected Indemnitee shall cooperate with die indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 11.  The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party, which such Party shall not be required to give.

ARTICLE 12
TERM AND TERMINATION

12.1                           Term.  The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country and Product-by-Product basis until both Parties have no remaining royalty payment obligations in such country with respect to such Products, unless terminated earlier as provided in this Article 12.  Effective upon the expiration (but not earlier termination) of this Agreement, Sunesis hereby grants to Merck a fully-paid up license under the Collaboration Technology, and Merck hereby grants to Sunesis a fully-paid up license under the Sunesis Research Patents, Joint Research Patents, Sunesis Research Know-How and the Joint Research Know-How.

12.2                           Termination for Breach.  Either Party to this Agreement may terminate this Agreement in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party.  Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of the sixty (60) day period.

12.3                           Termination For Bankruptcy.  Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within ninety (90) days after filing, (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors, or (iv) substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter.

If this Agreement is terminated by Merck pursuant to this Section 12.3, due to the rejection of this Agreement by or on behalf of Sunesis under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Sunesis to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(325A) of the Code.  The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Sunesis under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Sunesis elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Sunesis upon written request therefore by Merck.  The foregoing provisions are without prejudice to any rights Merck may have arising under the Code or other applicable law.

12.4                           Permissive Termination by Merck.  Merck will have the right to terminate the Agreement on the twenty-first (21) month anniversary of the Effective Date, or any time after the third anniversary of the Effective Date, by providing Sunesis written notice at least three (3) months in advance.  Notwithstanding the foregoing, if Merck extends the Research Term as provided in Section 2.4, Merck may not so terminate this Agreement until the end of such extended Research Term.

12.5                           Effect of Breach or Termination.

12.5.1                  Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

12.5.2                  Termination by Merck for Breach by Sunesis.  In the event of termination of this Agreement by Merck pursuant to Sections 12.2 due to Sunesis’ material breach, in addition to those provisions surviving under Section 12.6, the rights and obligations of the Parties under Sections 2.5, 4.1, 4.2, 4.3, 5.2, 5.3, 5.4, 5.5, 5.6 shall survive, except that (i) with respect to the milestone and royalty amounts accrued and payable by Merck to Sunesis after the effective date of termination, such amounts shall be reduced by fifty percent (50%) of the amounts that would otherwise be due to Sunesis under Sections 5.2, 5.3 and 5.4, and (ii) with respect to Section 2.5, the “Exclusivity Period” as it applies to Sunesis with respect to the Target shall continue until one (1) year after the effective date of such termination and shall terminate for Merck upon the effective date of such termination.  In addition to the foregoing, upon such termination, the following shall apply:

(a)                                  Subject to any licenses granted by Sunesis under Section 4.4.1, 7.3.2(c), or 7.3.3 and in accordance with the terms of this Agreement, to an Affiliate or Third Party under the Joint Research Patents and/or Joint Research Know-How prior to the notice of termination of the Agreement, Sunesis hereby grants to Merck a worldwide, exclusive (even as to Sunesis) license, with the right to sublicense to the extent provided in Section 4.2, under Sunesis’ interest in the Joint Research Patents and Joint Research Know-How for any and all purposes;

(b)                                 Sunesis shall assign and hereby assigns to Merck all right, title and interest in and to its interest in the Merck Research Patents and Merck Research Know-How;

(c)                                  Merck’s rights and Sunesis’ obligations under Sections 2.8,8.2 and 8.3 shall survive;

(d)                                 Merck shall have final authority with respect to decisions made by the Joint Patent Committee under Section 8.2.2; and

(e)                                  Sunesis shall retain no rights with regard to Abandoned Compounds or Abandoned Targets, other than those Abandoned Compounds already licensed to Sunesis by Merck as of the effective date of termination.

12.5.3                  Termination by Sunesis for Breach by Merck, or Permissive Termination by Merck.  In the event of termination of this Agreement by Sunesis pursuant to Section 12.2 due to Merck’s breach, or termination of this Agreement pursuant to Section 12.4, in addition to those provisions surviving under Section 12.6, the rights and obligations of the Parties under Sections 5.2, 5.3, 5.4 and 5.6 shall survive with respect to the license and rights retained by Merck under Section 4.1.1 and granted to Merck under this Section 12.5.3 with respect to Jointly-Derived Compounds.  In addition to the foregoing, upon such termination the following shall apply:

(a)                                  Sunesis shall grant and hereby grants to Merck a worldwide, non exclusive license, with the right to sublicense to the extent provided in Section 4.2, under its interest in the Collaboration Technology to develop, make, have made, import, use, sell, have sold, offer for sale or otherwise exploit Merck-Derived Compounds outside the Field, alone or as incorporated into a product;

(b)                                 Solely in the event of termination of this Agreement by Merck pursuant to Section 12.4, Sunesis shall also grant and hereby grants to Merck a worldwide, non exclusive license, with the right to sublicense to the extent provided in Section 4.2, under its interest in the Joint Research Patents and Joint Research Know-How to develop, make, have made, import, use, sell, have sold, offer for sale or otherwise exploit any and all compounds outside the Field, alone or as incorporated into a product;

(c)                                  Merck shall assign and hereby assigns to Sunesis all right, title and interest in and to the Sunesis Research Patents and Sunesis Research Know-How;

(d)                                 Merck shall grant and hereby grants to Sunesis a worldwide license, with the right to sublicense to the extent provided under Section 4.4.2, under its interest in the Collaboration Technology to make, have made, import, use, sell, offer to sell and otherwise exploit any and all compounds in the Field.  Such license shall be:

(i)                                     solely in the event of termination of this Agreement by Sunesis pursuant to Section 12.2 and, except as provided in Section 12.5.3(a) and (b) above, exclusive under the Collaboration Technology (other than Merck Research Patents and Merck Research Know-How);

(ii)                                  non-exclusive under the Merck Research Patents and Merck Research Know-How with respect to any and all compounds.

In addition to the foregoing, Merck shall also grant and hereby grants to Sunesis a worldwide, nonexclusive license under other intellectual property rights owned or controlled by Merck which Merck reasonably deems necessary to practice and exploit the rights granted above under such Collaboration Technology with respect to Collaboration Compounds that have met the Lead Compound Criteria as of the effective date of termination of the Agreement (including any Abandoned Compounds).  Hereinafter, such compounds shall be deemed “Sunesis Compounds” and the Targets) shall be deemed “Sunesis Targets”;

(e)                                  the rights and obligations of the Parties under Section 2.5 shall survive; provided, however, that, solely in the event of termination of this Agreement by Sunesis pursuant to Section 12.2, with respect to Section 2.5, the “Exclusivity Period” as it applies to Merck and Sunesis with respect to the Target shall continue until one (1) year after the effective date of termination;

(f)                                    Sunesis rights, and Merck’s obligations, under Section 8.3 shall survive; and

(g)                                 Sunesis shall have final authority with respect to decisions made by the Joint Patent Committee under Section 8.2.2

12.5.4                  Transition of Information and Materials.  With respect to a Party’s obligation to transition to the other Party Collaboration Technology, information and material with respect to a particular compound pursuant to (a) Merck’s obligation under Section 2.6.3(b) or 7.3.2 with respect to Abandoned Compounds and Products that incorporate Abandoned Compounds, (b) Merck’s obligation under Section 12.5.3 with respect to any Sunesis Compounds, or (c) Sunesis’ obligation under Section 7.4 with respect to Abandoned Compounds and products that incorporate Abandoned Compounds for which Merck has obtained rights under Section 7.4, as applicable, each Party shall cooperate with the other Party to transfer Collaboration Technology, information and materials deemed necessary by the transferring Party for such other Party to further research, develop, or otherwise exploit such target and compounds in the Field.

12.6                           Survival Sections.  Sections 4.1.1, 4.4 (provided however that, in the event of termination of this Agreement by Merck pursuant to Section 12.2, Sunesis shall not have the right to sublicense the rights granted to it in Section 4.4.1), 4.5, 5.2.1, 5.3.4, 8.1, 8.2, 9.1, 9.2, 9.3, 12.5, and 12.6, and Articles 1, 6, 10, 11, 13 and 14 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 13
DISPUTE RESOLUTION

13.1                           Dispute Resolution.

13.1.1                  The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof, including submission of such to the Executive Vice President of Worldwide Basic Research of Merck and the Chief Executive Officer of Sunesis.  If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

13.1.2                  The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

13.1.3                  Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

13.1.4                  Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

13.1.5                  The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

13.1.6                  As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

ARTICLE 14
MISCELLANEOUS

14.1                           Governing Laws.  This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the state of Delaware, without reference to conflicts of laws principles.

14.2                           Waiver.  It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

14.3                           Assignment.  Except as provided in this Section 14.3, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party.  Merck may, without Sunesis’ consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or in connection with a Change of Control (as defined below).  Sunesis may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder, except as specified below, in connection with a Change of Control; provided, however, that Sunesis must notify Merck at least thirty (30) days, where feasible, prior to the closing of any such Change of Control, and Merck shall have the right, at any time after receipt of such notice, to notify Sunesis of the termination of the Research Program and thereafter Merck shall have no obligation to provide any reports except for a royalty report on a worldwide basis.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any attempted assignment not in accordance with this Section 14.3 shall be void.  For purposes of this Section 14.3, a “Change of Control” of a Party shall be deemed to occur if such Party is involved in a merger, reorganization or consolidation, or if a person or group other than the current controlling person or group shall effectively acquire control of the management and policies of such Party or if there is a sale of all or substantially all of such Party’s assets or business relating to this Agreement.

14.4                           Independent Contractors.  The relationship of the Parties hereto is that of independent contractors.  The Parties hereto are not deemed to be agents, partners or joint venturers of the others Party for any purpose as a result of this Agreement or the transactions contemplated thereby.  Neither Sunesis nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.5                           Compliance with Laws.  In exercising their rights and obligations under this Agreement, the Parties shall tally comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights and obligations under this Agreement.

14.6                           Patent-Marking.  Merck agrees to request that Sublicensees mark all Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent- marking in the country or countries of manufacture and sale thereof.

14.7                           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), or by nationally-recognized overnight courier, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto and shall be deemed to have been given upon receipt:

Sunesis:	Sunesis Pharmaceuticals, Inc.
341 Oyster Point Boulevard
South San Francisco, California 94080
Attn: General Counsel
Fax: (650)266-3505

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn: Kenneth A. Clark, Esq.
Fax: (650)493-6811

Merck :	Merck & Co., Inc.
One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

Attn: Chief Licensing Officer
Tele: (908) 423-1000
Fax: (908) 735-1202

Merck & Co., Inc.
One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100
Attn: Corporate Secretary
Tele: (908) 423-1000
Fax: (908) 735-1224

14.8                           Severability.  In the event that any provisions) of this Agreement becomes or is declared by a court of competent jurisdiction or an arbitrator’s) as provided in Article 13 to be illegal, unenforceable or invalid, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the Parties shall use their best efforts to amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain.

14.9                           Advice of Counsel.  Sunesis and Merck have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

14.10                     Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.11                     Complete Agreement.  This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shah be abrogated, canceled, and are null and void and of no effect.  No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Sunesis and Merck.

14.12                     Headings.  The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

14.13                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

MERCK & CO., INC.	SUNESIS PHARMACEUTICALS, INC.

By:	By:
Name: Richard N. Kender	Name: James W. Young

Title: Vice President, Business Development	Title: Chief Executive Officer
& Corporate Licensing

Date:	Date:

EXHIBIT 1.8.1

Lead Compound Criteria

1.                                       BACE.

Apparent [*] in series.

•                                          Ki [*].

•                                          Distinct SAR based on [*] compounds in series.

•                                          IC50 [*] for inhibition of A-beta production in cell culture.

•                                          [*] selectivity versus relevant [*] (e.g. [*], [*]) and receptors and channels contained in Panlabs Lead Profiling assay battery.  [*] selectivity criteria may be altered pending [*] KO mouse data (when available) at the JRC’s discretion.

•                                          IC50 cytotoxicity/ IC50 cell based assay [*].

Favorable [*] profile for at [*] in a series.

•                                          Bioavailability [*]%.

•                                          [*] / [*] ratio [*].

•                                          Physical and chemical properties consistent with [*] and [*] in man. Suggested target parameters are shown below.  Compounds which fall outside of these parameters may be considered as potential lead candidates provided they demonstrate [*], or [*] in a [*].

•                                          cLogP[*].

•                                          [*] donors [*]

•                                          [*] acceptors [*].

•                                          MW[*].

•                                          Not significantly [*] by [*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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•                                          Specific assays and assay conditions will have to be agreed upon.

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EXHIBIT 1.8.2

Development Candidate Criteria

1.                                       BACE.

•                                          Preclinical [*] indicate [*] for [*].

Effective in a [*] and/or [*] of [*] production.

Acceptable profile in [*] preliminary safety assays in effect at time of nomination.

•                                          [*] / [*] ratio [*].

•                                          [*] data indicate potential for [*] is [*].

•                                          Low covalent protein binding in microsomes.

•                                          Lack of [*] ([*]).

•                                          [*] negative.

•                                          Preferably more than one [*] contributes to metabolism.

•                                          Preferably simple metabolic profile, with metabolites represented in selected safety species.

•                                          Acceptable [*] ([*]%); marginal [*] in activity.

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT 1.30

SUNESIS PRIOR ASPARTYL PROTEASE PATENTS

[*]	[*]
[*]	[*]
[*]	[*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT 1.31

TARGETS

“BACE” shall mean the BACE (Beta-Amyloid precursor protein-Cleaving Enzyme), also known as BACE1, Asp2, and memapsin2, is a 501 amino acid aspartyl protease defined by the sequence reported by Vassar, et al ((1999) Science 286,735-741). MEROPS ID# A01.004 (Rawlings, N.D., O’Brien, E.A. & Barrett, A.J. (2002) MEROPS: the protease database.  Nucleic Acids Res. 30,343-346.), NC-IUBMB # not yet assigned.

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EXHIBIT 2.2

RESEARCH PLAN

I.                                      Executive Summary

•                                          Discovery efforts will be focused in two areas:

•                                          1)  identification of a novel inhibitor class using the tethering technology.  The tethering research plan outlines a strategy aimed at [*] compounds in [*].  The plan outlined below assumes Merck involvement in [*], [*] and [*].

•                                          2)  Advancement of the novel chemotypes identified at Sunesis during an exploratory chemistry effort.  The enclosed research plan assumes access to [*] for [*], and outlines a strategy aimed at [*] to [*] in [*] from the Effective Date of the Agreement.

II.                                  General Introduction

There are several activities where participation by both Merck and Sunesis could greatly advance the programs.  Examples of resources Merck may provide include access to [*], [*], [*], [*], and [*].  It is anticipated that both organizations will have similar assays running in-house, and some standardization of primary assays may be necessary to ensure consistency in reported results.  It is suggested that die JRC determine which protocols are adopted by the respective research sites, as appropriate.

BACE

Introduction and timelines

The BACE discovery effort will be [*], and includes [*] a [*] utilizing the tethering technology (first priority) as well as a [*] based on the [*] at [*] during an [*].  We anticipate the efforts will complement one another, and potentially result in leads containing components derived from each approach.  Merck [*] will similarly be used to [*] the tethering effort.  The compound [*] will serve [*] discovery approaches.  The timelines are based on a minimum of [*] at Sunesis and participation by Merck as agreed pursuant to the Agreement.

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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III.                                 BACE Research Plan/Outline

[*] Activities

•                  [*] information [*], including ideas on [*] for [*] investigations

•                  [*], [*], and [*]

•                  List of [*] for prioritization

•                  [*] coordinates for [*]

•                  Functional [*]: [*] and [*]

•                  Sunesis [*] for [*] at [*]: BACE2 [*] and PK

A.                                    [*]

Months [*]: Prepare for [*]

1.                                       [*] of [*]

a.                                       [*] (Sunesis/Merck)

b.                                      [*]: [*] out [*] and test [*]

2.                                       [*]

a.                                       Design and create [*]

b.                                      Explore [*] and [*]

Months [*]:  [*]

1                  [*] and [*]

2                  [*] from [*]

3                  Continue [*]

4                  Prepare [*] for [*]

5                  Initiate [*] of [*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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B.                                    [*]

Months [*]:  [*] with [*]

1.                                       Develop [*]:

a.                                       [*] structures of [*]

b.                                      [*]

c.                                       [*] and existing [*] information

2.                                       [*] of information with [*] program

3.                                       [*] design and [*]

4.                                       Test [*] as [*]

Months [*]: Develop [*] for [*]

1.                                       Additional [*] based on [*]

2.                                       Objective is [*] having a [*]

C.                                    [*] of [*] at Sunesis [*]

Months [*]: [*] and [*]; [*] Sunesis/Merck [*]

1.                                       [*] of [*] Sunesis [*]

2.                                       [*]

a.                                       Continue [*]

b.                                      [*] Merck/Sunesis [*] information

c.                                       Identify [*]

d.                                      Improvement of [*] and [*] of [*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Months [*] : [*] of [*].

1.                                       [*] in [*] effort

2.                                       Continue [*]

3.                                       Goal: Meet [*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT 5.5.2

CERTAIN TARGETS

[*]	–

MEROPS ID#’s [*] ([*]) and [*] ([*]), NC-IUBMB #’s [*] in sub-subclass [*]: [*] ([*]) ([*]) See Dunn, B.M. (1998) Handbook of Proteolytic Enzymes, Barrett, A. J., Rawlings, N.D., and Woessner, J. F. eds Academic Press pp. [*] for complete classification data.

[*]	–

MEROPS ID # [*], NC-IUBMB # [*] in sub-subclass [*]: [*]. See Kay, J., and Tatnell, PJ. (1998) Handbook of Proteolytic Enzymes, Barrett, A. J., Rawlings, N.D., and Woessner, J. F., eds, Academic Press pp. [*] for complete classification data.

[*]	–

MEROPS ID# [*], NC-IUBMB # [*] in sub-subclass [*]: [*]. See Conner, G.E. (1998) Handbook of Proteolytic Enzymes, Barrett, A. J., Rawlings, N.D., and Woessner, J. F., eds, Academic Press pp. [*] for complete classification data.

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Exhibit 8.2.3(b)

EUROPEAN PATENT CONVENTION COUNTRIES

Austria

Belgium

Cyprus

Denmark

Finland

France

Germany

Greece

Holland

Ireland

Italy

Luxembourg

Portugal

Spain

Sweden

Switzerland

Turkey

United Kingdom

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EXHIBIT 9.3

PRESS RELEASE

MERCK AND SUNESIS PHARMACEUTICALS TO COLLABORATE ON DISCOVERY OF POTENTIAL NEW TREATMENTS FOR ALZHEIMER’S DISEASE

SOUTH SAN FRANCISCO, Calif., and WHITEHOUSE STATION, NJ, February _, 2003 - Sunesis Pharmaceuticals, Inc. and Merck & Co. Inc. (NYSE: MRK) announced today that they have entered into a multi-year research collaboration to discover novel oral therapeutics for the treatment of Alzheimer’s disease, a degenerative disease of the brain that afflicts more than four million Americans.

Sunesis will contribute an initial series of small molecule inhibitors and apply its proprietary fragment-based drug discovery ‘Tethering” technology to discover additional novel series of small molecules.  The initial target in the collaboration is BACE (p-amyloid precursor protein-cleaving enzyme), an enzyme that mediates the deposition of amyloid plaque in the brain.

Under the terms of the agreement, Merck will make an upfront payment, provide research funding, and make a series of milestone payments to Sunesis based on the successful development and approval of a compound identified through the program.  Merck will also make royalty payments based on net sales, and will receive an exclusive, worldwide license to products resulting from the collaboration.  Merck and Sunesis will also have the option to expand the collaboration to additional therapeutic targets beyond BACE.

“We believe fragment-based drug discovery is a compelling new approach to finding novel therapeutic leads in important and underserved disease categories,” said Bennett M. Shapiro, M.D., Executive Vice President, Worldwide Licensing and External Research for Merck.  “We have been impressed with the Sunesis research team and look forward to collaborating with them on the ongoing discovery and advancement of new treatment options for Alzheimer’s disease.”

Dr. Shapiro noted that more than 1 in 10 persons aged 65 and older suffer from Alzheimer’s disease.  Nearly an equal number of men and women are affected by the condition.  By the year 2050, it is estimated that 14 million Americans will suffer from Alzheimer’s disease.

“The agreement enables Sunesis and Merck to focus on a novel approach to the discovery of promising small molecule compounds for important disease targets”, according to James Young, Ph.D., CEO of Sunesis.  “We hope our work with Merck will allow us to leverage the potential of our discovery platform.  In Merck, we have an outstanding collaboration partner for the discovery, development and commercialization of novel small molecule therapeutics for this serious and debilitating disease.”

Technology Overview

Sunesis’ technology platform reliably generates novel hits against challenging targets by identifying binding ligands that other techniques such as high-throughput screening are too insensitive to find.  Sunesis scientists screen libraries of fragments, fundamental building blocks of oral therapeutics,

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against validated targets that have been resistant to small molecule discovery.  The basis for this approach is Tethering, a process in which the target selects fragments with binding affinity for a specific region on the target surface.  By discovering drugs in pieces, Sunesis can effectively search a chemical diversity space equivalent to hundreds of millions of compounds.

About Alzheimer’s Disease

The symptoms of Alzheimer’s disease (AD) include memory loss, behavior and personality changes, and a decline in cognitive abilities.  While scientists still do not yet fully understand what causes AD, many believe that there is not one single cause, but rather several factors that affect each person differently.  BACE (p-amyloid precursor protein-cleaving enzyme) is understood to be critical in mediating the deposition of amyloid plaque in the brain that results in the degenerative symptoms associated with AD.

About Merck

Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company.  Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

About Sunesis

Sunesis is a leading discovery-based pharmaceutical company that applies its breakthrough fragment-based technologies to create superior oral therapeutics for the most challenging and important disease targets.  Sunesis is building a pipeline of innovative therapeutics addressing major diseases through internal development and selective partnering.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2001, and in Merck’s periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

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CONTACT:

Sunesis Pharmaceuticals, Inc. Dan Swisher CFO & Chief Business Officer (650) 266-3715	Merck & Co., Inc. Press Contact: Janet Skidmore (908) 423-3046

Burns McClellan Inc. Blair Clark (investors) Justin Jackson and Tricia Morsch (media) (212) 213-0006	Investor Contact Mark Stejbach (908) 423-5184

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